EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2021, relating to the financial statements of Douglas Dynamics, Inc. and the effectiveness of Douglas Dynamics Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Douglas Dynamics, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche

Milwaukee, Wisconsin
May 3, 2021